EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 27, 2006, except for notes 3 and 9 which are May 18, 2007, on our audits of the consolidated balance sheets of LJ International Inc. and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts”.
Chartered Accountants
Certified Public Accountants, Hong Kong
Date: May 23, 2007